                                     [LOGO]

                          181 METRO DRIVE, THIRD FLOOR
                           SAN JOSE, CALIFORNIA 95110

August 25, 1997

To our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of Unify Corporation (the "Company"). The Annual Meeting will be held on Friday, October 3, 1997 at 4:00 p.m. local time at the Wyndham Hotel, 1350 North First Street, San Jose, California.

    The actions expected to be taken at the Annual Meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

    Included with the Proxy Statement is a copy of the Company's Annual Report for fiscal 1997. We encourage you to read the Annual Report as it includes information on the Company's operations, markets, products and services as well as the Company's audited financial statements.

    Please take advantage of this opportunity to participate in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person for the matters acted upon at the meeting.

    We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                                 [SIGNATURE]

                                          Reza Mikailli
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               UNIFY CORPORATION
                          181 METRO DRIVE, THIRD FLOOR
                           SAN JOSE, CALIFORNIA 95110

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 3, 1997

                             ---------------------

To our Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Unify Corporation (the "Company") will be held on October 3, 1997 at 4:00 p.m. local time at the Wyndham Hotel, 1350 North First Street, San Jose, California, for the following purposes:

    1. To elect five members of the Board of Directors to hold office until the 1998 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

    2. To consider and vote upon a proposal to amend the Company's 1991 Stock Option Plan to increase the maximum aggregate number of shares of the Company's Common Stock authorized for issuance thereunder by 500,000 shares, from 2,200,000 shares to 2,700,000 shares.

    3. To consider and vote upon a proposal to amend the Company's 1996 Employee Stock Purchase Plan to increase the maximum aggregate number of shares of the Company's Common Stock authorized for issuance thereunder by 450,000 shares, from 400,000 shares to 850,000 shares.

    4. To vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending April 30, 1998.

    5.  To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on August 8, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Unify Corporation.

                                          By Order of the Board of Directors,

                                                       [SIGNATURE]

                                          Susan Salvesen
                                          SECRETARY

San Jose, California
August 25, 1997

STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY AND VOTE IN PERSON AT THE MEETING.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                AUGUST 25, 1997

                            ------------------------

    The accompanying proxy is solicited by the Board of Directors (the "Board") of Unify Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on October 3, 1997 (the "Annual Meeting"), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is August 25, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

    ANNUAL REPORT. An Annual Report for the fiscal year ended April 30, 1997 is enclosed with this Proxy Statement.

    VOTING SECURITIES. Only stockholders of record as of the close of business on August 8, 1997 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 8,251,341 shares of Common Stock of the Company, par value $0.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

    SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail, the Company will request brokers and nominees who hold Common Stock in their names to furnish proxy materials to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses. The Company may also use the services of directors, officers, and other employees to solicit proxies, personally or by telephone, without additional compensation.

    VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of July 31, 1997 with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) the Chief Executive Officer, the three other most highly compensated executive officers of the Company as of April 30, 1997 whose salary and bonus for fiscal 1997 exceeded $100,000, and one former executive officer whose total salary and bonus for fiscal 1997 exceeded $100,000, (iii) all current directors and executive officers of the Company as a group, and (iv) each person known by the Company to own more than 5% of the Company's Common Stock.

                                                                                                SHARES OWNED(1)
                                                                                           -------------------------
                                                                                             NUMBER    PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                       OF SHARES       CLASS
-----------------------------------------------------------------------------------------  ----------  -------------
DIRECTORS
D. Kirkwood Bowman(2)....................................................................     741,678          9.0%
Gerard H. Langeler(3)....................................................................      40,472        *
Arthur C. Patterson(4)...................................................................     844,742         10.2%
Roel Pieper..............................................................................      --            *
Steven D. Whiteman.......................................................................      --            *

EXECUTIVE OFFICERS
CURRENT EXECUTIVE OFFICERS
Reza Mikailli(5).........................................................................     446,869          5.4%
Walter Kopp(6)...........................................................................      22,822        *
Susan Salvesen(7)........................................................................      36,686        *
Frank Verardi(8).........................................................................      22,756        *

FORMER EXECUTIVE OFFICER
Malcolm Padina(9)........................................................................      38,528        *

All current directors and executive officers as a group (11 persons)(10).................   2,164,225         25.9%

5% STOCKHOLDERS
Accel Capital L.P.(11)...................................................................     844,742         10.2%
  One Embarcadero Center
  Suite 3820
  San Francisco, CA 94111

Inman & Bowman(12).......................................................................     741,678          9.0%
  4 Orinda Way
  Building D, Suite 150
  Orinda, CA 94563

Joseph J. O'Donnell(13)..................................................................     508,950          6.2%
  c/o Lourie & Cutler, P.C.
  60 State Street
  Boston, MA 02109

------------------------

 *  Less than 1%

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the individuals in the table may be contacted in care of Unify Corporation, 181 Metro Drive, Third Floor, San Jose, California 95110.

 (2) Mr. Bowman is a director of the Company. Includes 721,319 shares held by Inman & Bowman ("I&B") and 12,820 shares held by I&B Entrepreneurs. Mr. Bowman is a General Partner of I&B

    Management, which is the General Partner of I&B and I&B Entrepreneurs. Mr. Bowman disclaims beneficial ownership of such shares except to the extent to which he holds a pecuniary interest. Also includes 7,539 shares subject to options held by Mr. Bowman which are exercisable within 60 days of July 31, 1997.

 (3) Mr. Langeler is a director of the Company. Includes 19,968 shares held by Olympic Venture Partners II ("OVP II") and 8,656 shares held by Rainier Venture Partners ("RVP"). Mr. Langeler is a General Partner of Olympic Venture Partners and Attorney-in-Fact of RVP. Mr. Langeler disclaims beneficial ownership of such shares except to the extent to which he holds a pecuniary interest. Also includes 7,539 shares subject to options held by Mr. Langeler which are exercisable within 60 days of July 31, 1997.

 (4) Mr. Patterson is a director of the Company. Includes 356,679 shares held by Accel Capital L.P., 237,785 shares held by Accel Capital (International) L.P., and 27,628 shares held by Ellmore C. Patterson Partners. Mr. Patterson is either a General Partner or a General Partner of the respective General Partner of Accel Capital L.P., Accel Capital (International) L.P. and Ellmore C. Patterson Partners. Mr. Patterson disclaims beneficial ownership of such shares except to the extent to which he holds a pecuniary interest. Also includes 1,000 shares owned by each of Mr. Patterson's three minor children and spouse and 7,539 shares subject to options held by Mr. Patterson which are exercisable within 60 days of July 31, 1997.

 (5) Mr. Mikailli is President, Chief Executive Officer, Acting Vice President, International Sales and Services, and a director of the Company. Includes 384,731 shares owned by Mr. Mikailli which secure a full-recourse note payable to the Company. Also includes 53,719 shares subject to options which are exercisable within 60 days of July 31, 1997. Finally, includes 30,229 shares subject to a right of repurchase in favor of the Company which expires ratably over a two year period.

 (6) Mr. Kopp is Vice President, Product Development of the Company. Includes 2,975 shares subject to options which are exercisable within 60 days of July 31, 1997. Also includes 3,722 shares subject to a right of repurchase in favor of the Company which expires ratably over a two year period.

 (7) Ms. Salvesen is Vice President, Finance and Administration, Chief Financial Officer and Secretary of the Company. Includes 24,107 shares subject to options which are exercisable within 60 days of July 31, 1997.

 (8) Mr. Verardi is Vice President, Worldwide Product Delivery and Customer Support of the Company. Includes 2,380 shares subject to options which are exercisable within 60 days of July 31, 1997. Also includes 7,056 shares subject to a right of repurchase in favor of the Company which expires ratably over a two year period.

 (9) Mr. Padina was Vice President, European Sales of the Company through April 30, 1997.

(10) Includes 105,798 shares subject to options which are exercisable within 60 days of July 31, 1997 and 41,007 shares subject to a right of repurchase in favor of the Company which expires ratably over a two year period.

(11) Includes 356,679 shares held by Accel Capital L.P., 237,785 shares held by Accel Capital (International) L.P., and 27,628 shares held by Ellmore C. Patterson Partners. Also includes 211,111 shares owned by Arthur C. Patterson, 1,000 shares owned by each of Mr. Patterson's three minor children and spouse, and 7,539 shares subject to options held by Mr. Patterson which are exercisable within 60 days of July 31, 1997. See footnote 4 above.

(12) Includes 721,319 shares held by I&B and 12,820 shares held by I&B Entrepreneurs. Also includes 7,539 shares subject to options held by D. Kirkwood Bowman which are exercisable within 60 days of July 31, 1997. See footnote 2 above.

(13) Includes 497,150 shares held by The Blind Trust u/d/t March 26, 1993, the beneficiary of which is Mr. O'Donnell's spouse, Katherine O'Donnell; 4,600 shares held by Katherine O'Donnell; and 6,800 shares held by Mr. O'Donnell as custodian for his two minor children.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    Management's nominees for election to the Board of Directors and information with respect to their ages as of July 31, 1997, positions and offices held with the Company, and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees listed below unless otherwise instructed. Management knows of no reason why any nominee should be unable or unwilling to serve as a director. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

    If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

    Gerard H. Langeler, who currently serves on the Board, is not standing for reelection at the Annual Meeting. Management has not nominated another candidate to fill this vacancy and does not anticipate nominating any such candidate prior to the Annual Meeting. This vacancy may be filled at any time after the Annual Meeting by a majority vote of the directors then in office, and the director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor has been duly elected and qualified.

                                                                                                              DIRECTOR
NAME                       POSITION WITH THE COMPANY                                                 AGE        SINCE
-------------------------  --------------------------------------------------------------------      ---      ---------
Reza Mikailli              President, Chief Executive Officer, Acting Vice President,                45         1994
                             International Sales and Services, and Director

D. Kirkwood Bowman         Director                                                                  56         1986

Arthur C. Patterson        Director                                                                  53         1986

Roel Pieper                Director                                                                  41         1997

Steven D. Whiteman         Director                                                                  46         1997

    REZA MIKAILLI has been President and Chief Executive Officer and a director of the Company since November 1994, after serving as Senior Vice President of Products from October 1992 to November 1994. Mr. Mikailli has also been serving as Acting Vice President of International Sales and Services of the Company since March 1997. From 1989 to 1992, Mr. Mikailli was Vice President of Server and Connectivity Products at Informix Corporation, a manufacturer of computer database and software tool products. Mr. Mikailli received an M.S. degree in computer science from Santa Clara University, and a B.S. degree in computer science and an M.S. degree in mathematics from the University of Tehran, Iran.

    D. KIRKWOOD BOWMAN has served as a director of the Company since December 1986. From 1985 to the present, Mr. Bowman has served as a General Partner of Inman & Bowman Management, a venture capital management firm, which is the General Partner of Inman & Bowman and Inman & Bowman Entrepreneurs, both of which are venture capital funds. From February 1996 to June 1997, Mr. Bowman also served as a venture capital consultant to Robertson, Stephens & Company, an investment banking firm. Mr. Bowman received a B.A. degree from the University of the Pacific in international relations and an M.B.A. degree in finance from the University of California at Berkeley.

    ARTHUR C. PATTERSON has served as a director of the Company since December 1986. From 1983 to the present, Mr. Patterson has been a Managing Partner of Accel Partners, a venture capital management firm investing in software and telecommunication companies. Mr. Patterson is also a director of VIASOFT, Inc., a software tools company, PageMart Wireless, Inc., a wireless communication company, and the GT Global group of mutual funds.

    ROEL PIEPER has served as a director of the Company since February 1997. From August 1996 to the present, Mr. Pieper has been Chief Executive Officer and a director of Tandem Computers, Inc., a computer hardware and system software manufacturer. From September 1993 to August 1996, Mr. Pieper was President and Chief Executive Officer of UB Networks, a networking hardware, software and service company, and from January 1991 to August 1993 he was President and Chief Executive Officer of Unix System Laboratories, an operating system software company. Mr. Pieper is also a director of Veritas Software, a storage management software company, and Lincoln National Corporation.

    STEVEN D. WHITEMAN has served as a director of the Company since May 1997. Mr. Whiteman has been President, Chief Executive Officer and a director of VIASOFT, Inc., a software tools company, since April 1993 and Chairman of the Board of that company since April 1997. From December 1990 to April 1993, he was Vice President of Marketing and Sales of VIASOFT, Inc.

    The Company currently has authorized six directors. Each director holds office until the next annual meeting of stockholders and until his successor is duly elected and qualified. The executive officers of the Company serve at the discretion of the Board. There are no family relationships between any of the directors or executive officers of the Company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During fiscal 1997, the Board held eight meetings. No director serving on the Board in fiscal 1997 attended fewer than 75% of such meetings of the Board except Mr. Pieper, who did not attend the single meeting held during the period for which he was a director. No director serving on the Committees of the Board in fiscal 1997 attended fewer than 75% of the meetings of all Committees of which he was a member except Mr. Patterson, who attended five of nine Committee meetings. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

    The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services performed by the independent accountants and related fees, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are D. Kirkwood Bowman, Gerard H. Langeler and Arthur C. Patterson. During fiscal 1997, the Audit Committee held six meetings.

    The Compensation Committee's functions are to review and establish salary levels for executive officers and certain other management employees and to grant stock options. The members of the Compensation Committee are D. Kirkwood Bowman, Gerard H. Langeler and Arthur C. Patterson. During fiscal 1997, the Compensation Committee held three meetings. For additional information concerning the Compensation Committee, see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

DIRECTOR COMPENSATION

    Members of the Company's Board of Directors currently do not receive cash compensation for their services as directors. Non-employee Board members are eligible for stock option grants under the Company's 1991 Stock Option Plan. In February 1996, each of Messrs. Bowman, Langeler and Patterson was granted an option to purchase 14,285 shares of Common Stock at an exercise price of $4.20 per share. In February 1997, Mr. Pieper was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $3.56 per share and in May 1997, Mr. Whiteman was granted an option to purchase

25,000 shares of Common Stock at an exercise price of $3.00 per share. All of these options were granted pursuant to the 1991 Stock Option Plan, vest over a three year period from the date of grant, and expire ten years from the date of grant.

    Directors who are employees of the Company are eligible to receive options under the 1991 Stock Option Plan. Such employee-directors are also eligible to participate in the Company's 1996 Employee Stock Purchase Plan, provided that each employee-director does not own or hold options to purchase, or as a result of participation in the 1996 Employee Stock Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose total salary and bonus for fiscal 1997 exceeded $100,000 for services in all capacities to the Company during fiscal 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                        ANNUAL          -------------
                                                                    COMPENSATION(1)      SECURITIES
                                                                 ---------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                             YEAR       SALARY      BONUS     OPTIONS (#)   COMPENSATION
----------------------------------------------------  ---------  ----------  ---------  -------------  -------------
Reza Mikailli ......................................       1997  $  236,000  $  16,100           --      $      --
  President, Chief Executive Officer, Acting Vice          1996     200,000     88,250      416,274             --
  President, International Sales and Services, and         1995     180,000     72,000       66,371             --
  Director

Malcolm Padina(2) ..................................       1997     150,400     34,100           --         84,200
  Vice President, European Sales                           1996     133,100     48,300        7,142         13,700
                                                           1995      25,100     14,150       54,527          2,600

Susan Salvesen(3) ..................................       1997     150,000      4,600       64,285             --
  Vice President, Finance and Administration, Chief        1996       2,885         --       64,285             --
  Financial Officer, and Secretary                         1995          --         --           --             --

Frank Verardi ......................................       1997     105,000      2,300       20,000             --
  Vice President, Worldwide Product Delivery and           1996      98,400     20,000       11,428             --
  Customer Support                                         1995      89,600     12,800       10,000             --

Walter Kopp ........................................       1997     102,000      5,800       20,000             --
  Vice President, Product Delivery                         1996      95,200     20,000        7,142             --
                                                           1995      90,400     11,800       10,000             --

------------------------

(1) The total amount of personal benefits paid to each executive officer during each of fiscal 1997, 1996 and 1995 was less than the lesser of (i) $50,000 or (ii) 10% of the officer's total reported salary and bonus.

(2) Mr. Padina served as Vice President, European Sales of the Company through April 30, 1997, after which time he was no longer an employee of the Company. Amounts shown under All Other Compensation represent primarily severance paid to Mr. Padina of approximately $47,600 and pension contributions by the Company in fiscal 1997 and pension contributions by the Company in fiscal 1996 and 1995.

(3) Ms. Salvesen joined the Company in April 1996. See footnote 4 to the table entitled "OPTION GRANTS IN FISCAL 1997" for further information about her fiscal 1997 and 1996 option grants.

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended April 30, 1997 to the persons named in the Summary Compensation Table:

                          OPTION GRANTS IN FISCAL 1997

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                         NUMBER OF    % OF TOTAL                             ANNUAL RATES OF STOCK
                                        SECURITIES      OPTIONS                              PRICE APPRECIATION FOR
                                        UNDERLYING    GRANTED TO     EXERCISE                    OPTION TERM(3)
                                          OPTIONS    EMPLOYEES IN      PRICE     EXPIRATION  ----------------------
NAME                                    GRANTED(1)    FISCAL YEAR    ($/SH)(2)      DATE       5% ($)     10% ($)
--------------------------------------  -----------  -------------  -----------  ----------  ----------  ----------
Reza Mikailli.........................      --                --%    $  --           --      $   --      $   --
Malcolm Padina........................      --            --            --           --          --          --
Susan Salvesen(4).....................      64,285          11.8          3.56    3/26/06       128,662     317,820
Frank Verardi.........................      20,000           3.7          3.56    2/07/07        44,859     113,604
Walter Kopp...........................      20,000           3.7          3.56    2/07/07        44,859     113,604

------------------------

(1) All options granted in fiscal 1997 were granted under the Company's 1991 Stock Option Plan. Options generally vest as to one fourth of the subject shares on the first anniversary of the grant date and an additional one forty-eighth of the subject shares upon completion of each full month of continuous employment with the Company thereafter. The Board of Directors retains discretion to modify the terms, including the price, of outstanding options.

(2) All options were granted with an exercise price equal to the fair market value per share of the Common Stock on the date of grant, as determined by the closing sales price on the Nasdaq National Market.

(3) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.

(4) In connection with Mr. Kopp's and Mr. Verardi's option grants in February 1997, Ms. Salvesen's March 1996 option grant was repriced from $7.00 per share to $3.56 per share, the fair market value per share of the Company's Common Stock on the date of repricing. The repriced option retains the vesting schedule and expiration date of the original option grant. See "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS."

    The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the fiscal year ended April 30, 1997 and unexercised options held as of April 30, 1997 by the persons named in the Summary Compensation Table:

                   AGGREGATE OPTION EXERCISES IN FISCAL 1997
                           AND YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED     IN-THE- MONEY OPTIONS AT
                                    SHARES                   OPTIONS AT 4/30/97(1)             4/30/97(2)
                                  ACQUIRED ON    VALUE     --------------------------  --------------------------
NAME                               EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------  ----------  -----------  -------------  -----------  -------------
Reza Mikailli...................      --       $   --          39,582        96,132     $  --         $  --
Malcolm Padina..................      --           --          43,694        --           102,523        --
Susan Salvesen..................      --           --          17,411        46,874        --            --
Frank Verardi...................      --           --           1,785        23,929         2,410         5,304
Walter Kopp.....................      --           --           2,231        24,911         3,012         6,630

------------------------

(1) Options granted under the Company's 1991 Stock Option Plan are generally exercisable to the extent vested. See footnote 1 to the table entitled "OPTION GRANTS IN FISCAL 1997" for a description of vesting under the 1991 Stock Option Plan.

(2) Valuation based on the difference between the option exercise price and the fair market value of the underlying securities as of April 30, 1997 of $2.75 per share, based on the closing sales price on the last trading day of fiscal 1997 as reported by the Nasdaq National Market.

    The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since June 14, 1996, the date of the Company's initial public offering.

                           TEN-YEAR OPTION REPRICINGS

                                                                        MARKET                                 LENGTH OF
                                                          NUMBER OF    PRICE OF     EXERCISE                   ORIGINAL
                                                         SECURITIES    STOCK AT     PRICE AT        NEW       OPTION TERM
                                                         UNDERLYING     TIME OF      TIME OF     EXERCISE    REMAINING AT
                                                           OPTIONS     REPRICING    REPRICING      PRICE        DATE OF
NAME AND POSITION                               DATE      REPRICED      ($/SH)       ($/SH)       ($/SH)       REPRICING
--------------------------------------------  ---------  -----------  -----------  -----------  -----------  -------------
Susan Salvesen .............................   2/07/97       64,285    $    3.56    $    7.00    $    3.56    109 months
  Vice President, Finance and
  Administration, Chief Financial Officer,
  and Secretary

EMPLOYMENT AGREEMENTS AND TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

    In March 1995, the Company entered into an employment agreement with Mr. Mikailli, the Company's President and Chief Executive Officer. Under the agreement, as amended from time to time by the Compensation Committee of the Board, Mr. Mikailli receives an annual salary of $236,000 and is eligible to receive certain bonus payments upon the Company's achieving certain levels of its business plan. Mr. Mikailli was also given a one-time $25,000 "sign-on" bonus and was guaranteed a minimum bonus of $25,000 for each of the third and fourth quarters of fiscal 1995. In addition, the Company granted to Mr. Mikailli incentive stock options to purchase a number of shares of the Common Stock of the Company such that the total number of shares already held by him plus the number of shares subject to options represented 6.0% of the fully diluted outstanding capital stock of the Company at such time. The exercise price of the options is $0.35 per share and the options become exercisable over a three-year period from the date of grant. If Mr. Mikailli is terminated within twelve months following a merger of the Company or a sale by the Company of all or substantially all of its assets, the unvested portion of these options as of the date of such termination will automatically vest. If Mr. Mikailli is terminated under any other circumstances, such options will have the benefit of one additional year of vesting and Mr. Mikailli will receive an amount equal to six months' salary and bonus, based upon the actual bonus earned for the prior year. Mr. Mikailli will also receive his annual base salary, benefits and bonus for an additional six months from the date of termination or until he commences new employment, whichever occurs first.

    The Company has entered into agreements with certain executive officers of the Company which provide that 50% of any unvested options held by such officers will vest and become immediately exercisable if their employment with the Company is terminated other than for cause following a merger of the Company or a sale by the Company of all or substantially all of its assets.

    The Company's 1991 Stock Option Plan contains provisions pursuant to which the unvested portions of all outstanding options become fully vested and immediately exercisable upon a merger of the Company in which the Company's stockholders do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor, if the successor corporation fails to assume the outstanding options or substitute options for the successor corporation's stock to replace the outstanding options. The outstanding options will terminate to the extent they are not exercised as of consummation of the merger or assumed or substituted for by the successor corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports filed by them.

    Based solely on the Company's review of such reports furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders for the fiscal year ended April 30, 1997 were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    REVOLVING CREDIT FACILITY WITH CERTAIN INVESTORS. In November 1993, the Company entered into a Revolving Credit Agreement with certain investors (the "Lenders"), pursuant to which the Lenders agreed to make available to the Company a revolving credit facility of up to $3,000,000. The amount of the credit facility originally provided by holders of more than 5% of the outstanding shares of the Company's Common Stock as of July 31, 1997 was as follows:

NAME                                                                          AMOUNT OF CREDIT
----------------------------------------------------------------------------  ----------------
Inman & Bowman(1)...........................................................     $  561,148
Accel Capital L.P.(2).......................................................        456,557

------------------------

(1) D. Kirkwood Bowman, a director of the Company, is a General Partner of I&B Management which is a General Partner of I&B and I&B Entrepreneurs.

(2) Arthur Patterson, a director of the Company, is either a General Partner or a General Partner of the respective General Partner of Accel Capital L.P., Accel Capital (International) L.P., and Ellmore C. Patterson Partners.

    The Company's obligations to pay each of the Lenders any amounts loaned to the Company under the Revolving Credit Agreement were evidenced by full-recourse Promissory Notes. Each Promissory Note provided that the principal amount of any amounts loaned accrued interest at a rate of 3.75% per annum. The principal and all accrued interest under each Promissory Note initially was due on August 30, 1995. In connection with the Revolving Credit Agreement, each Lender was also issued a Warrant to purchase its pro rata share of 190,476 shares of the Company's Common Stock at an exercise price of $1.75 per share. Such warrants were immediately exercisable as to one-half of the shares covered thereby, with the remaining one-half of the warrant exercisable only after such time as the total amount advanced to the Company under the credit facility exceeded $2,000,000. The amount advanced to the Company under the credit facility exceeded $2,000,000 in January 1996. The Revolving Credit Agreement subsequently was amended on two separate occasions, pursuant to which, among others, the term of the Agreement was extended, initially to December 31, 1995 and then to July 31, 1997. Additionally, effective as of December 31, 1995 the exercise price of the warrants was reduced from $1.75 per share to $0.35 per share and the Lenders were granted certain conversion rights relating to amounts outstanding under the Revolving Credit Agreement. In conjunction with the Company's initial public offering of Common Stock in June 1996, the Lenders exercised warrants to purchase 183,790 shares of common stock and the balance of the warrants expired pursuant to their terms. In July 1997, the Company paid the full balance due under the Revolving Credit Agreement of $2,217,000 plus accrued interest thereon.

    AMOUNTS DUE FROM OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS. In January 1996, the Company accepted a full-recourse promissory note with a principal amount of $195,022 from Mr. Mikailli in payment of the exercise price for options which were granted in fiscal 1994, 1995 and 1996. The note bears interest at 5% per annum, is secured by the related 384,731 shares of Common Stock and is due upon the earlier of the sale of the shares by Mr. Mikailli, ninety days following the termination of Mr. Mikailli's employment with the Company, or January 1999.

    To date, the Company has made no loans to executive officers, directors, principal stockholders or other affiliates except as described above or other than advances of reimbursable expenses. All such transactions, including loans, are subject to approval by a majority of the Company's independent and disinterested directors.

    LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS. The Company's Restated Certificate of Incorporation (the "Certificate") limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transactions from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its directors, executive officers, and trustees to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit the Company to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, there is no pending litigation or proceeding involving any director, executive officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of directors D. Kirkwood Bowman, Gerard H. Langeler, and Arthur C. Patterson, none of whom is an executive officer or employee of the Company. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. These policies are based upon the philosophy that the Company's long-term success in its marketplace is best achieved by attracting, retaining and rewarding highly skilled executives who will achieve the Company's business goals and build long-term stockholder value. Consequently, the Compensation Committee's policies are designed to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive compensation and stockholder value, to motivate executive officers to achieve the Company's business goals and to reward individual performance. The Compensation Committee applies its policies in three principal areas: base salary, management incentives, and long-term incentives.

    In preparing the stock performance graph for this Proxy Statement, the Company has selected the Nasdaq Computer and Data Processing Services Industry Index as its peer group. The companies that the Company references in its salary surveys are not necessarily those included in this index as such companies may not compete with the Company for executive talent.

BASE SALARY

    The Compensation Committee evaluates the performance and sets the base salary of the Company's Chief Executive Officer, Reza Mikailli, on an annual basis. Mr. Mikailli evaluates the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals. For Mr. Mikailli these goals are set by the Compensation Committee and for all other executive officers these goals are set by Mr. Mikailli. In establishing base salaries for executive officers, the Compensation Committee and Mr. Mikailli consider the individual executive's level of responsibility relative to other positions within the Company as well as compensation surveys and market data for comparable positions at companies that compete with the Company for executive talent. In reviewing executive officers' salaries annually, the Compensation Committee and Mr. Mikailli consider the individual performance of each executive officer, the Company's financial performance, and changes in salary levels at comparable companies.

    Mr. Mikailli has served as President, Chief Executive Officer and a director of the Company since November 1994. In June 1996, the Compensation Committee increased Mr. Mikailli's base salary 18% effective May 1, 1996. The increase was based on the Company's achievement of certain operational milestones, especially the successful initial public offering of the Company's Common Stock, on Mr. Mikailli's responsibilities as the Chief Executive Officer of a publicly traded company, and on information concerning salaries for similar positions at comparable companies.

MANAGEMENT INCENTIVE PLAN

    The Company seeks to provide additional incentives and rewards to executives for their contributions to the achievement of Company-wide performance goals. For this reason, the Compensation Committee administers a Management Incentive Plan, which can comprise a substantial portion of the total compensation of executive officers when earned and paid.

    The Management Incentive Plan provides for the establishment of a compensation pool based on the achievement of worldwide goals for revenues and net income in the Company's operating plan as well as of other objectives in the operating plan specific to each executive officer's individual areas of management responsibility. Incentive compensation target amounts for each executive officer are set annually by the Compensation Committee in consultation with the Chief Executive Officer. Performance against established goals is determined quarterly and any incentive compensation due is paid at that time. Executive officers with sales responsibilities receive commission compensation in addition to base salary and management incentives.

    Revenue and net income performance goals established under the Company's Management Incentive Plan for the first quarter of fiscal 1997 were met and cash bonuses based on these targets were paid to executive officers, including Mr. Mikailli. Because revenue and net income did not meet the performance goals established under the Company's Management Incentive Plan for the second, third and fourth quarters of fiscal 1997, no cash bonuses based on these targets were paid to executive officers, including Mr. Mikailli, for services rendered during those quarters. See "SUMMARY COMPENSATION TABLE."

LONG-TERM INCENTIVE COMPENSATION

    The Compensation Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore administers and makes periodic stock option grants under the 1991 Stock Option Plan (the "Option Plan"). Such options are granted at the prevailing market price and will only have value if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interests of executive officers closely with the Company's other stockholders because of the direct financial benefit that executive officers receive through improved stock performance.

    The Option Plan became effective in March 1991 and was last amended and restated in March 1996. The Compensation Committee has broad discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each grant, the status of any granted option as either an incentive stock option or a nonstatutory option, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. Options granted generally vest over four years, are exercisable to the extent vested, and expire 10 years from the date of grant. The exercise price of the incentive stock options and nonstatutory stock options granted under the Option Plan must be at least 100% and 85% of the fair market value of the stock subject to the option on the date of grant, respectively, or 110% of the fair market value of the stock subject to the option on the date of grant for holders of more than 10% of the voting power of the Company's outstanding stock.

    The Compensation Committee periodically considers the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a subjective analysis of the individual performance of the executive, previous option grants to the executive, and the Company's financial performance. Option grants for the fiscal year ended April 30, 1997 are set forth in the table entitled "OPTION GRANTS IN FISCAL 1997" in the section entitled "EXECUTIVE COMPENSATION AND OTHER MATTERS." Further, previously granted options were repriced during fiscal 1997, as described in "REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS" below.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    To the extent appropriate, the Company intends to take the necessary steps to conform its compensation practices to comply with the $1 million compensation deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                                          THE COMPENSATION COMMITTEE
                                          D. Kirkwood Bowman
                                          Gerard H. Langeler
                                          Arthur C. Patterson

          REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS

    In February 1997, the Compensation Committee considered the options held by the Company's executive officers and employees and the fact that the broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Company's 1991 Stock Option Plan since March 1996 having exercise prices well above the recent historical trading prices for the Common Stock. Management advised the Committee that it believed that employee turnover among employees hired since March 1996 was likely to increase in part because the Company's total compensation for long-term employees, which included substantial options with exercise prices above the current trading price, was less attractive than compensation offered by other companies in the same geographic location. Options granted to new employees at other companies would be granted at current trading prices, providing more opportunity for appreciation than the Company's options.

    The Committee believed that (i) the Company's success in the future will depend in large part on its ability to retain a number of its highly skilled technical, managerial and marketing personnel, (ii) that competition for such personnel is intense, (iii) that the loss of key employees could have a significant adverse impact on the Company's business, and (iv) that it is important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its stockholders. The Committee considered granting new options selectively to key employees hired since March 1996 at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in dilution to stockholders and that such grants would exceed the option reserve, resulting in a potential charge to earnings if the price at the time of the Annual Meeting was greater than the price at the time the grants were approved. The Committee recognized that an exchange of existing options with exercise prices higher than fair market value for options at fair market value would provide additional incentive to employees because of the increased potential for appreciation. The Committee considered and rejected requiring restarted vesting in the exchange options since the options under consideration for repricing were held by employees hired within the past year and therefore those employees participating in the exchange had sufficient incentive to remain with the Company. On balance, considering all of these factors, the Committee determined it to be in the best interests of the Company and its stockholders to restore the incentive for these employees and one executive officer to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under its 1991 Stock Option Plan for those options with exercise prices above recent trading prices, at the optionees' option, and retaining the original vesting schedules and expiration dates.

    Accordingly, on February 7, 1997, in connection with the grant of options to two other executive officers of the Company, the Compensation Committee approved an offer to a third executive officer to exchange an outstanding option with an exercise price above the then current trading price for an option with an exercise price equal to the current trading price which retained the vesting schedule and expiration date of the original option. The executive officer accepted the offer. See the table entitled "TEN YEAR

OPTION REPRICINGS" for further information concerning this repricing. On March 18, 1997, the Compensation Committee approved an offer to all employees of the Company to exchange outstanding options with exercise prices above the then current trading price for options with exercise prices equal to the current trading price which retained the vesting schedules and expiration dates of the original options. All 35 employees to whom the offer applied accepted such offer and 60,368 options with exercise prices ranging from $3.50 to $13.00 were exchanged for an equal number of options at an exercise price of $2.75, the closing sales price of the Company's Common Stock on March 18, 1997, the date of the Committee's approval of the repricing.

                                          THE COMPENSATION COMMITTEE
                                          D. Kirkwood Bowman
                                          Gerard H. Langeler
                                          Arthur C. Patterson

                        COMPARISON OF STOCKHOLDER RETURN

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq U.S. Index and the Nasdaq Computer and Data Processing Services Industry Index for the period commencing on June 14, 1996, the date of the Company's initial public offering, and ending on April 30, 1997.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                 FROM JUNE 14, 1996 THROUGH APRIL 30, 1997(1):
                     UNIFY CORPORATION, NASDAQ U.S. INDEX,
          NASDAQ COMPUTER AND DATA PROCESSING SERVICES INDUSTRY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                        NASDAQ COMPUTER AND DATA PROCESSING
                UNIFY CORPORATION   NASDAQ U.S. INDEX         SERVICES INDUSTRY INDEX
June 14, 1996                 $100                $100                                  $100
April 30, 1997                 $19                $104                                  $110

------------------------

(1) Assumes that $100.00 was invested on June 14, 1996 in the Company's Common Stock and in each index. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                                 PROPOSAL NO. 2
                      AMENDMENT TO 1991 STOCK OPTION PLAN

    The Company's 1991 Stock Option Plan (the "Option Plan") became effective in March 1991 and was last amended and restated in March 1996. Currently, the maximum number of shares of the Common Stock of the Company which may be issued upon the exercise of options granted pursuant to the Option Plan is 2,200,000, of which 945,011 shares were outstanding and 201,710 shares remained available for future stock option grants as of July 31, 1997. The Board of Directors has amended the Option Plan, subject to stockholder approval, to increase by 500,000 to a total of 2,700,000 the maximum aggregate number of shares of the Common Stock of the Company that may be issued under the Option Plan, subject to adjustment for stock splits or other changes in the Company's capital structure.

    The Board of Directors believes that approval of the amendment to the Option Plan is in the best interests of the Company and its stockholders because the availability of an adequate number of shares reserved for issuance under the Option Plan and the ability to grant stock options is an important factor in attracting, motivating and retaining qualified personnel who will be essential to the success of the Company.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN AS AMENDED

    The following summary of the Option Plan as amended is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

    GENERAL. The Option Plan provides for the grant to employees of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the grant to employees and consultants of nonstatutory stock options. Currently, a maximum of 2,200,000 of the authorized but unissued shares or treasury shares of the Common Stock of the Company may be issued upon the exercise of options granted pursuant to the Option Plan. The Board has amended the Option Plan, subject to stockholder approval, to increase the number of shares issuable thereunder from 2,200,000 to 2,700,000 shares. The Option Plan limits the number of shares for which options may be granted to any person within any fiscal year of the Company to 500,000 (the "Option Limit"). In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Option Plan, to the Option Limit and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant. The Company intends that compensation related to options granted under the Option Plan qualify for the "performance-based compensation" exemption under Section 162(m) of the Code. Section 162(m) generally limits the deductibility by the Company for federal income tax purposes of compensation paid to certain executive officers.

    ADMINISTRATION. The Option Plan is administered by a duly appointed Compensation Committee of the Board. With respect to the participation of individuals who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Compensation Committee determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of vesting and exercisability of each option, the type of consideration to be paid to the Company upon exercise of an option, the term of each option, and all other terms and conditions of the options. The Compensation Committee will interpret the Option Plan and options granted under the Option Plan, and all determinations of the Compensation Committee will be final and binding on all persons having an interest in the Option Plan or any option.

    ELIGIBILITY. All employees (including officers and directors who are also employees) and consultants of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the Option Plan. As of July 31, 1997, the Company had 175 employees, including six executive officers, and one consultant. Only employees may be granted incentive stock options. Consultants may only be granted nonstatutory stock options.

    TERMS AND CONDITIONS OF OPTIONS. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of the Company's Common Stock on the date of grant. The per share exercise price of a nonstatutory stock option must be at least 85% of the fair market value of a share of the Common Stock on the date of grant. The per share exercise price of any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant, and the term of any such option cannot exceed five years.

    Generally, options may be exercised by payment of the exercise price in cash. The Compensation Committee may grant options permitting payment of the exercise price by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, with a full-recourse promissory note, or by any combination of these.

    Options granted under the Option Plan will become exercisable and vested at such times as specified by the Compensation Committee. Generally, options granted under the Option Plan are exercisable to the extent vested. Options generally vest in installments subject to the optionee's continued employment or service. The maximum term of options granted under the Option Plan is ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

    TRANSFER OF CONTROL. A "Transfer of Control" will be deemed to occur upon any of the following events in which the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, (ii) a merger in which the Company is a party, or
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company. If a Transfer of Control occurs, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") will either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. However, if the Acquiring Corporation elects not to assume or substitute for outstanding options in connection with a merger described in clause (ii) above, the Option Plan provides that any unexercisable and/or unvested portion of the outstanding options will be immediately exercisable and vested. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

    TERMINATION OR AMENDMENT. Unless sooner terminated, no options may be granted under the Option Plan after March 10, 2011. The Compensation Committee may terminate or amend the Option Plan at any time, but, without stockholder approval, the Compensation Committee may not amend the Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is intended to preserve the option's status as an incentive stock option.

    As of July 31, 1997, the Company had outstanding options to purchase an aggregate of 945,011 shares at a weighted average exercise price of $2.89 per share. The exercise price of all options granted under the Option Plan has been at least equal to the fair market value per share of the Common Stock on the date of grant as determined in good faith by the Board of Directors. As of July 31, 1997, options to purchase 1,363,648 shares of Common Stock granted pursuant to the Option Plan had been exercised, and there were 201,710 shares of Common Stock available for future grants under the Option Plan. On July 31, 1997, the closing price of the Company's Common Stock, as reported by the Nasdaq National Market, was $2.19 per share.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

    INCENTIVE STOCK OPTIONS. Options designated as incentive stock options are intended to fall within the provisions of section 422 of the Code. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of such an option.

    For optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option, the gain on sale of the shares (which is the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of the shares should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by section 162(m) of the Code.

    The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

    NONSTATUTORY STOCK OPTIONS. Options not designated as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option.

    Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Exchange Act, in which case the determination date is the later of (i) the date on which the shares vest, or (ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10% of the Common Stock of the Company. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by Section 162(m) of the Code, as described above.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S 1991 STOCK OPTION PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 2,200,000 SHARES TO 2,700,000 SHARES.

                                 PROPOSAL NO. 3
                 AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1996 and approved by the Company's stockholders in May 1996. The Purchase Plan provides a means by which employees may purchase Common Stock of the Company through payroll deductions. Currently, the maximum number of shares of the Common Stock of the Company which may be issued under the Purchase Plan is 400,000. As of July 31, 1997, 158,796 shares of Common Stock were available for future issuances under the Purchase Plan. On August 7, 1997, the Board of Directors amended the Purchase Plan, subject to stockholder approval, to increase the number of shares of the Company's Common Stock issuable under the Purchase Plan from 400,000 shares to 850,000 shares, subject to adjustment for stock splits or other changes in the Company's capital structure.

    The Board believes that the approval of the amendment to the Purchase Plan is in the best interests of the Company and its stockholders, as the availability of an adequate number of shares reserved for issuance under the Purchase Plan is an important factor in attracting, motivating and retaining qualified employees who will be essential to the success of the Company.

SUMMARY OF THE PROVISIONS OF THE PURCHASE PLAN

    The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

    GENERAL. The Purchase Plan provides an opportunity for employees of the Company and its designated subsidiaries to purchase Common Stock of the Company at a discount from the market price. Currently, a maximum of 400,000 of the authorized but unissued shares or treasury shares of the Common Stock of the Company may be issued upon the purchase of Common Stock pursuant to the Purchase Plan. The Board has amended the Purchase Plan, subject to stockholder approval, to increase the number of shares issuable thereunder from 400,000 shares to 850,000 shares. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company or in the event of any merger, sale of assets or other reorganization of the Company, appropriate adjustments will be made to the shares subject to the Purchase Plan.

    ADMINISTRATION. The Purchase Plan is administered by a committee which consists of at least two members appointed by the Board (the "Committee"). Subject to the provisions of the Purchase Plan, the Committee determines the persons to whom purchase rights are to be granted, the duration of offering periods and exercise periods (as defined below), whether or not to have overlapping offering periods, policies regarding suspension or termination of individual employee participation in the Purchase Plan, and all other terms and conditions of the purchase rights. The Committee will interpret the Purchase Plan and purchase rights granted under the Purchase Plan, and all decisions made by a majority of the Committee will be final and binding on all persons having an interest in the Purchase Plan or any purchase right.

    ELIGIBILITY. Any employee, including executive officers, of the Company or a designated subsidiary of the Company is eligible to participate in the Purchase Plan so long as the employee is customarily employed for more than 20 hours per week and for at least five months per calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company is entitled to participate in the Purchase Plan. As of July 31, 1997, approximately 165 employees were eligible to participate in the Purchase Plan.

    TERMS AND CONDITIONS OF OFFERINGS. Each offering of Common Stock under the Purchase Plan is generally for a period of 24 months (an "Offering Period"), with purchases occurring every six months (an "Exercise Period"). Exercise Periods under the Purchase Plan generally commence on the first days of June and December of each calendar year. However, the first Exercise Period commenced on June 14, 1996, the date of the Company's initial registration of its Common Stock under Section 12 of the Securities Exchange Act of 1934, and ended on November 30, 1996. At the end of each Exercise Period, the Company issues shares of its Common Stock to participants in the Purchase Plan based on the payroll deductions accumulated for the participants during that Exercise Period. Currently, a maximum of 400,000 of the Company's authorized but unissued shares or treasury shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or like change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company.

    Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions are withheld in whole percentages and may not exceed 15% of an employee's compensation for any pay period. Participants may not make additional payments into their Purchase Plan accounts. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as that employee withdraws from the Purchase Plan, becomes ineligible to participate in the Purchase Plan, or ceases to be employed by the Company.

    The Company's Common Stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of
(i) 85% of the fair market value of a share of Common Stock on the date of commencement of participation in the Offering Period (the "Entry Date") or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase (the "Exercise Date"). In the event that the fair market value of the Company's Common Stock is lower on the first day of an Exercise Period within an Offering Period (the "Reassessment Date") than it was on the Entry Date, all employees participating in the Purchase Plan on the Reassessment Date shall generally be deemed to have relinquished the unexercised portion of the purchase right granted on the Entry Date and to have enrolled in and received new purchase rights commencing on such Reassessment Date. As of July 31, 1997, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $2.19 per share. Subject to certain limitations, the number of shares of the Company's Common Stock which a participant purchases on an Exercise Date is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during the Exercise Period by the purchase price per share. Participants may not purchase shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the Entry Date). Furthermore, no participant may purchase more than 1,430 shares of Common Stock in any single Exercise Period. Any payroll deductions made pursuant to the Purchase Plan and not applied to the purchase of shares generally will be returned to the participant.

    A participant may reduce the rate of payroll deductions or suspend participation in the Purchase Plan during an Exercise Period at any time without affecting his or her eligibility to participate in future Exercise Periods of the Offering Period. However, once a participant withdraws from an Exercise Period, that participant may not again participate in the same Exercise Period. If a participant reduces the rate of payroll deductions or suspends participation in the Purchase Plan during an Exercise Period, his or her accumulated payroll deductions will remain in the Purchase Plan for the purchase of shares at the end of that Exercise Period. If a participant withdraws from the Purchase Plan entirely or ceases to be employed by the Company, his or her accumulated payroll deductions will be returned and no shares will be purchased for his or her account at the end of the applicable Exercise Period. A participant may increase the rate of payroll deductions only effective on the first day of an Exercise Period.

    TRANSFER OF CONTROL. In the event of a Transfer of Control of the Company (see definition of "Transfer of Control" under "Summary of the Provisions of the Option Plan as Amended" in Proposal No. 2 above), the Committee may, at its sole discretion, (i) arrange with the surviving, continuing, successor, or purchasing corporation or parent or subsidiary corporation thereof (the "Acquiring Corporation") to assume the Company's rights and obligations under the Purchase Plan or to substitute equivalent rights to purchase stock of the Acquiring Corporation; (ii) establish a date on or before the Transfer of Control which shall be treated as the end of an Exercise Period and all outstanding purchase rights shall be deemed exercisable on such date; or (iii) declare that all outstanding purchase rights are terminated and return the accumulated payroll deductions to the Purchase Plan participants.

    TERMINATION OR AMENDMENT. The Committee may terminate or amend the Purchase Plan at any time, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment materially increasing the number of shares authorized for issuance under the Purchase Plan or materially modifying the requirements as to eligibility for participation in the Purchase Plan. The Purchase Plan will terminate on March 25, 2006 unless sooner terminated by the Committee.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN

    The following summary is intended only as a general guide to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Participants recognize no taxable income either as a result of commencing to participate in the Purchase

Plan or purchasing shares of the Company's Common Stock under the terms of the Purchase Plan. Participants should consult their own tax advisors prior to the disposition of any shares of Common Stock acquired pursuant to the Purchase Plan.

    If a participant disposes of shares purchased under the Purchase Plan within two (2) years from the first day of the applicable Offering Period or within one year from the date of purchase (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than twelve months, otherwise it will be short-term.

    If the participant disposes of shares purchased under the Purchase Plan at least two years after the first day of the applicable Offering Period and at least one year after the date of purchase, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

    If the participant still owns the shares at the time of death, the lesser of
(i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death.

    The Company should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by Section 162(m) of the Code. In all other cases, no deduction is allowed to the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S 1996 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 400,000 SHARES TO 850,000 SHARES.

                                 PROPOSAL NO. 4
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors of the Company has selected Deloitte & Touche LLP ("Deloitte & Touche") as independent accountants to audit the financial statements of the Company for the fiscal year ending April 30, 1998. Deloitte & Touche has acted as the Company's independent accountants since August 1996. A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING APRIL 30, 1998.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

    Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company at its offices at 181 Metro Drive, Third Floor, San Jose, California 95110, not later than April 11, 1998 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                                       [SIGNATURE]

                                          Susan Salvesen
                                          SECRETARY

August 25, 1997

                               UNIFY CORPORATION

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                      SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Reza Mikailli and Susan Salvesen and each of them, with full power of substitution to represent the undersigned and to vote all the shares of the stock of Unify Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Wyndham Hotel, 1350 North First Street, San Jose, California on October 3, 1997 at 4:00 p.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and
(3) Annual Report of the Company for the fiscal year ended April 30, 1997.

                CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

     1.  Election of the following directors:

         Nominees:                Reza Mikailli
                                  D. Kirkwood Bowman
                                  Arthur C. Patterson
                                  Roel Pieper
                                  Steven D. Whiteman

         [ ]  FOR                 [ ]  WITHHELD

         [ ]  _________________________________________
              For all nominees except as noted above


     2. To amend the Company's 1991 Stock Option Plan to increase the maximum aggregate number of shares of the Company's Common Stock authorized for issuance thereunder by 500,000 shares, from 2,200,000 shares to 2,700,000 shares.

              [ ]  FOR              [ ]  AGAINST              [ ]  ABSTAIN


     3. To amend the Company's 1996 Employee Stock Purchase Plan to increase the maximum aggregate number of shares of the Company's Common Stock authorized for issuance thereunder by 450,000 shares, from 400,000 shares to 850,000 shares.

              [ ]  FOR              [ ]  AGAINST              [ ]  ABSTAIN

     4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending April 30, 1998.

              [ ]  FOR              [ ]  AGAINST              [ ]  ABSTAIN


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

[ ]  MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

[ ]  MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Sign exactly as your name(s) appear on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

                                       Date:____________________________________

                                       Signature(s):____________________________



                                       -29-